Exhibit 99.2

LUMINAR TECHNOLOGIES, INC.

NOTICE OF RESTRICTED STOCK UNIT AWARD
Unless otherwise defined herein, the terms defined in the Luminar Technologies, Inc. (the “Company”) Amended and Restated 2020 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”), except to the extent defined in that certain employment agreement by and between the Company and Paul Ricci, dated May 26, 2025 (the “Employment Agreement”), in which case the meaning ascribed to such term in the Employment Agreement will apply.
This Award is not being made pursuant to the terms of the Plan, but shall be subject to the terms of the Plan as if granted as an award of Restricted Stock Units thereunder and such terms shall be deemed incorporated herein by reference and made a part of this inducement grant, except as provided above, and except for: Section 2(g) such that “Cause” shall be determined in accordance with the Employment Agreement; the effective date under Section 2(p) which instead shall be the Grant Date; Section 3 including the number of Shares reserved which instead shall be the total number of Shares subject to this Award; Sections 12 and 18; and the requirements to obtain stockholder approval under Sections 20, 21(b), and 24 except as required by applicable law. This Award is instead being made pursuant to Nasdaq Listing Rule 5635(c)(4) in connection with Participant’s commencement of service as Chief Executive Officer of the Company.
Name:    Paul Ricci
Address:    Via Electronic Mail
You (you or “Participant”) have been granted an award, referred to as the Signing Equity Award in the Employment Agreement, consisting of Restricted Stock Units (“RSUs”) subject to the terms and conditions of the Plan, this Notice and the attached Award Agreement.

Number of RSUs:	468,788
Grant Date:	July 28, 2025
Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, subject to earlier expiration in accordance with the terms of this Notice and the Award Agreement.
Vesting Schedule:	The RSUs shall be fully vested on the Grant Date.

You understand that your employment with the Company is subject to your Employment Agreement. You also understand that this Notice is subject to the terms and conditions of both the Award Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Award Agreement and the Plan.

PARTICIPANT:	LUMINAR TECHNOLOGIES, INC.
Signature:	By:
Print Name: Paul Ricci	Its:

LUMINAR TECHNOLOGIES, INC.
AWARD AGREEMENT
RESTRICTED STOCK UNITS
Unless otherwise defined herein, the terms defined in the Luminar Technologies, Inc. (the “Company”) Amended and Restated 2020 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (Restricted Stock Units) (the “Agreement”), except to the extent defined in that certain employment agreement by and between the Company and Paul Ricci, dated May 26, 2025 (the “Employment Agreement”), in which case the meaning ascribed to such term in the Employment Agreement will apply.
This Award is not being made pursuant to the terms of the Plan, but shall be subject to the terms of the Plan as if as an Award of Restricted Stock Units granted thereunder and such terms shall be deemed incorporated herein by reference and made a part of this inducement grant, except as provided above, and except for: Section 2(g) such that “Cause” shall be determined in accordance with the Employment Agreement; the effective date under Section 2(p) which instead shall be the Grant Date; Section 3 including the number of Shares reserved which instead shall be the total number of Shares subject to this Award; Sections 12 and 18; and the requirements to obtain stockholder approval under Sections 20, 21(b), and 24 except as required by applicable law. This Award is instead being made pursuant to Nasdaq Listing Rule 5635(c)(4) in connection with Participant’s commencement of service as Chief Executive Officer of the Company.
You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan (except as provided above), the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement.
1.Vesting of RSUs. The RSUs shall be fully vested on the Grant Date.
2.Settlement. Participant’s RSUs, which are fully vested on the Grant Date, shall be distributed in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the Grant Date pursuant to this Agreement and, in any event, within sixty (60) days following such Grant Date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A); provided that, such Shares (or the value of the Shares based on the Fair Market Value on the Grant Date if such Shares have been sold) will be subject to clawback by the Company if within twelve (12) months following the Start Date (as defined in the Employment Agreement), the Company terminates Participant’s employment with the Company for Cause or Participant resigns without Good Reason (as such terms are defined in the Employment Agreement), with such clawback prorated based on the remaining days in the twelve (12) month period occurring after the termination date. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section if such delay will result in the RSUs becoming subject to or in a violation of Section 409A. All distributions made in Shares shall be made by the Company in the form of whole Shares.
3.Adjustment upon Corporate Transactions. The RSUs shall be subject to adjustment and modification as provided in Section 14(a) of the Plan in the event of capitalization adjustments of the Company or corporate transactions involving the Company.
4.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

5.Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.
6.No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.
7.U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax advisor regarding Participant’s tax obligations prior to such settlement or disposition. Upon vesting of the RSU, Participant will include in income the Fair Market Value of the Shares subject to the RSUs. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by Applicable Law. Further, RSUs may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this RSU with respect to distribution of any deferred compensation. Participant acknowledges that he should consult his personal tax advisor for more information on the actual and potential tax consequences of this Award.
Notwithstanding anything to the contrary in the Plan or this Agreement, tax withholding obligations for the RSUs will be satisfied either by net settlement, whereby a requisite number of Shares otherwise deliverable upon vesting are withheld by the Company sufficient to satisfy such tax withholding obligations, or by a sell to cover, whereby a requisite number of Shares are sold in the market upon vesting and/or settlement (whether broker-assisted or otherwise) sufficient to satisfy such tax withholding obligations.
8.Administrator Discretion. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Code Section 409A so that none of the RSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or compliant with Code Section 409A.
9.Acknowledgement. The Company and Participant agree that the Award is granted under and governed by the Notice, this Agreement and by the applicable provisions of the Employment Agreement and the Plan (each as incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
10.Entire Agreement; Enforcement of Rights. This Agreement, the Employment Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the acquisition of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
11.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
12.Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
13.Recoupment. This Agreement is subject to the terms and conditions of the Luminar Technologies, Inc. Amended and Restated Clawback Policy, effective August 24, 2023, as it may be amended from time to time, and any of the Company’s other applicable recoupment or clawback policies (as previously adopted, and as may be amended or restated from time to time). No policy described in the preceding sentence may discriminate against Participant except to the limited extent required by Applicable Law. Notwithstanding the foregoing, the Company may, in its sole discretion, implement any recoupment or clawback policies that do not discriminate against Participant or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable to the limited extent required to comply with Applicable Law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act).
14.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.
By your signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this RSU is governed by the terms and conditions of the Plan (as if granted thereunder), the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.
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